FILED
IN  THE  OFFICE  OF  THE
SECRETARY  OF  STATE  OF  THE
STATE  OF  NEVADA
AUG  30  1999

                           CERTIFICATE OF AMENDMENT OF
                            ARTICLES OF INCORPORATION

                (Before Payment of Capital or Issuance of Stock)

                                Michael D. Taylor
                                -----------------
                              Name of Incorporator

                                  certify that

1. He constitutes two-thirds of the original incorporates of SILICON SOUTH, a Nevada Corporation.

2. The original Articles were filed in the Office of the Secretary of State on JUNE 20, 1997.

3. As of the date of this certificate, no stock of the corporation has been issued.

4. They hereby adopt the following amendments to the Articles of Incorporation of the corporation:
     Article  FIRST,  is  amended  to  read  as  follows:


          FIRST,  The  name  of  the  corporation  is:

                         SILICON  SOUTH,  INC.

     Article  FOURTH,  is  amended  to  read  as  follows:


     FOURTH, That the voting common stock authorized that may be issued by the corporation is FIFTY MILLION (50,000,000) shares of stock with a nominal or par value of .001 and no other class of stock shall be authorized. Said shares with a nominal or par value may be issued by the corporation from time to time for such considerations as may be fixed from time to time by the Board of Directors.

                              /s/  Michael  D.  Taylor
State  of  Nevada  )
                   )ss.
County  of  Carson )

On 8/20/99, personally appeared before me, a Notary Public, Michael D. Taylor, who acknowledged that they executed the above instrument.

                              /s/  Deanna  K.  Kelly


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